Exhibit 99.1

Nautilus, Inc. Announces Results for Third Quarter 2008

VANCOUVER, Wash., Nov. 4, 2008 (BUSINESS WIRE) — Fitness company Nautilus, Inc. (NYSE:NLS) today announced results for the third quarter ended September 30, 2008.

For the quarter ended September 30, 2008, the Company reported a loss from continuing operations of $35.4 million, or $1.15 per diluted share, including a non-cash charge to record a deferred tax asset valuation allowance of $26.8 million or $0.87 per diluted share as well as restructuring and other charges of $8.2 million, or $0.17 per diluted share.

In the third quarter of 2007, the Company reported a loss from continuing operations of $14.4 million, or $0.46 per diluted share, including charges of $7.1 million or $0.15 per diluted share related to a large bad debt and severance costs.

Excluding restructuring and other charges and reflecting the recording of a tax asset valuation allowance as if required in both periods, the Company’s adjusted loss from continuing operations before income taxes was $5.5 million, or $0.18 per share after tax, for the quarter ended September 30, 2008 compared with $17.2 million, or $0.54 per share after tax, in the corresponding period last year. The recording of a tax asset valuation allowance will substantially eliminate tax benefit in a period of losses but similarly will substantially eliminate tax expense upon a return to profitability. Accordingly, the Company will record minimal income tax expense or benefit in future periods until the valuation allowance is fully utilized or reversed.

Results from continuing operations exclude the Company’s former apparel business, which was sold in April 2008 and is considered a discontinued operation.

Comparative net sales by business unit were as follows:

	Three Months Ended
($ thousands)	Sept 30, 2008	Sept 30, 2007	$ Change	% Change
Direct	$38,672	$58,812	$(20,140)	-34.2%
Retail	26,377	26,375	2	0.0%
Commercial	28,365	29,744	(1,379)	-4.6%
Royalties	335	326	9	2.8%

Net Sales	$93,749	$115,257	$(21,508)	-18.7%

Net sales from continuing operations for the three months ended September 30, 2008, were $93.7 million, a decrease of 18.7% from $115.3 million in the corresponding period last year. The net sales decline in the direct business was primarily due to the weak consumer and tight credit environments. The decline in the commercial business was primarily due to the suspension of sales of the Commercial TreadClimber.

Operating expenses declined by approximately $23.5 million in the third quarter 2008 compared to the same period last year. In 2007, the Company incurred a $4.8 million bad debt write off due to a customer bankruptcy. Adjusted for lower sales volumes, operating expense reductions under the Company’s restructuring plan were $11.5 million in the quarter compared with reductions of $8.5 million projected at the time of the Company’s second quarter earnings release.

As of September 30, 2008, the Company had a debt (net of cash) position of $3.2 million compared to net cash of $4.0 million at June 30, 2008 and net debt of approximately $71 million at December 31, 2007.

Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc., stated, “We are continuing with our previously announced turnaround and restructuring efforts with particular focus on strengthening the balance sheet and improving liquidity. We are pleased that cost reductions achieved during the quarter have been significantly better than originally anticipated. However, the decrease in sales, primarily due to the challenging economic environment, offset our expense reductions for the quarter. The renewed strategic focus on product development and improving the effectiveness of our advertising to restore the Company to growth is progressing as scheduled.”

“On a separate note, Ken Fish will be assuming the position of Chief Financial Officer for Nautilus effective November 11, 2008. Ken has over 30 years of global experience in finance and operations and has been at Nautilus for over three years, most recently as Chief Administrative Officer and General Manager of the Commercial Business. Bill Meadowcroft will be leaving the Company. Between now and the end of the year, Bill will be assisting in the transition of finance and support functions to Ken Fish. We would like to thank Bill for his more than eight years of service to Nautilus and for the many important contributions he has made.”

Conference Call

The conference call is scheduled for 4:30 p.m. EST (1:30 p.m. PST), November 4, 2008. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (866) 394-6821 in North America and (706) 645-0458 from outside North America. Participants from the Company will be Edward Bramson, Chairman and Chief Executive Officer, Bill Meadowcroft, Chief Financial Officer and Ken Fish, Chief Administrative Officer.

A telephonic playback will be available from 4:00 p.m. PST, November 4, through 4:00 p.m. PST, November 18, 2008. North American callers may dial (800) 633-8284 and international callers may dial (402) 977-9140 to hear the playback. The passcode is 21396607.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster® and Universal®, Nautilus manufactures and markets innovative fitness products through global direct, commercial and retail channels. Formed in 1986, the company had 2007 sales of $502 million. It has 1,100 employees and operations in Washington, Oregon, Oklahoma, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China and other locations around the world. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning anticipated future profitability, estimated cost reductions, estimated restructuring charges and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, its ability to successfully transfer products to alternative manufacturing facilities, manufacturing quality issues resulting in increased warranty costs, its ability to effectively restructure the business and reduce costs, a decline in consumer spending due to unfavorable economic conditions, a change in the availability of credit for its customers who finance their purchases, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30 2008	December 31 2007
ASSETS
Current Assets:
Cash and cash equivalents	$7,258	$7,911
Trade receivables, net	54,798	88,311
Inventories	50,376	58,910
Prepaid expenses and other current assets	7,864	17,820
Income taxes receivable	11,584	11,382
Assets of discontinued operations	—	73,771
Deferred tax assets	366	18,615

Total current assets	132,246	276,720
Property, plant and equipment, net	36,350	42,291
Goodwill	32,579	32,743
Intangible assets, net	36,129	37,917
Other assets	5,800	1,169

Total assets	$243,104	$390,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Trade payables	$37,700	$46,918
Accrued liabilities	32,758	37,601
Short-term borrowings	10,458	79,000
Liabilities of discontinued operations	—	15,867
Deferred tax liabilities	1,875	—

Total current liabilities	82,791	179,386
Other long-term liabilities	3,918	6,919
Long-term deferred tax liabilities	8,740	5,123
Income taxes payable	3,047	2,958

Total liabilities	98,496	194,386
Stockholders’ Equity:
Common stock	1,713	4,346
Retained earnings	135,667	185,021
Accumulated other comprehensive income	7,228	7,087

Total stockholders’ equity	144,608	196,454

Total liabilities and stockholders’ equity	$243,104	$390,840

NAUTILUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$93,749	$115,257	$318,914	$354,764
Cost of sales	64,019	71,926	199,325	210,689

Gross profit	29,730	43,331	119,589	144,075

Operating expenses:
Selling and marketing	29,852	49,872	103,566	138,288
General and administrative	11,011	14,150	45,717	37,036
Research and development	2,243	2,555	6,409	7,981
Litigation settlement	—	—	—	(18,300)

Total operating expenses	43,106	66,577	155,692	165,005

Operating loss	(13,376)	(23,246)	(36,103)	(20,930)
Other income (expense):
Interest income	38	91	128	244
Interest expense	(169)	(1,606)	(1,499)	(3,357)
Other income (expense), net	(241)	499	(65)	1,023

Total other expense	(372)	(1,016)	(1,436)	(2,090)

Loss from continuing operations before income taxes	(13,748)	(24,262)	(37,539)	(23,020)
Income tax expense (benefit)	21,512	(9,818)	14,236	(9,221)

Loss from continuing operations	(35,260)	(14,444)	(51,775)	(13,799)
Discontinued operations:
Income from discontinued operations	—	1,900	3,016	6,580
Income tax expense (benefit) from discontinued operations	(1,142)	903	595	2,656

Income from discontinued operations, net of tax	1,142	997	2,421	3,924

Net loss	$(34,118)	$(13,447)	$(49,354)	$(9,875)

Loss per share from continuing operations:
Basic and Diluted	$(1.15)	$(0.46)	$(1.66)	$(0.43)
Earnings per share from discontinued operations:
Basic and Diluted	$0.04	$0.03	$0.08	$0.12
Net loss per share:
Basic and Diluted	$(1.11)	$(0.43)	$(1.58)	$(0.31)
Weighted average shares outstanding:
Basic and Diluted	30,739	31,545	31,285	31,533

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(49,354)	$(9,875)
Income from discontinued operations	2,421	3,924

Loss from continuing operations	(51,775)	(13,799)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities
Depreciation and amortization	11,609	11,103
Share-based compensation expense	2,932	2,192
Provision for long-term receivables	—	4,770
(Gain) loss on sale of property, plant and equipment	68	(19)
Loss on sale of assets held for sale	439	—
Excess tax benefit from exercise of employee stock options	—	(111)
Deferred income taxes	22,927	(4,390)
Litigation settlement	—	(18,300)
Foreign currency transaction gain	(107)	(822)
Changes in assets and liabilities:
Trade receivables	34,032	56,386
Inventories	8,772	(14,418)
Prepaid expenses and other assets	830	8,642
Income taxes	(247)	(9,909)
Trade payables	(9,230)	(12,597)
Accrued liabilities	(7,237)	(2,663)

Net cash provided by operating activities of continuing operations	13,013	6,065
Net cash provided by (used in) operating activities of discontinued operations	(1,617)	2,514

Net cash provided by operating activities	11,396	8,579

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,373)	(8,815)
Proceeds from sale of property, plant and equipment	141	32
Proceeds from sale of assets held for sale	1,238	—
Refund of acquisition escrow deposit	5,000	—
Net increase in other intangibles and other assets	(285)	(35,024)
Net (increase) decrease in short-term note receivable	2,384	(101)

Net cash provided by (used in) investing activities from continuing operations	4,105	(43,908)
Net cash provided by (used in) investing activities from discontinued operations	58,411	(845)

Net cash provided by (used in) investing activities	62,516	(44,753)

Continued

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2008	2007
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid on common stock	—	(9,465)
Proceeds from exercise of stock options	563	756
Excess tax benefit from exercise of employee stock options	—	111
Net (reduction) increase in short-term borrowings	(68,542)	61,500
Stock repurchases	(5,320)	—

Net cash provided by (used in) financing activities from continuing operations	(73,299)	52,902
Net cash used in financing activities from discontinued operations	(174)	(142)

Net cash provided by (used in) financing activities	(73,473)	52,760

Net effect of foreign currency exchange rate changes	(1,092)	448

Net (decrease) increase in cash and cash equivalents	(653)	17,034
Cash and cash equivalents, beginning of period	7,911	4,262

Cash and cash equivalents, end of period	$7,258	$21,296

Supplemental disclosures:
Cash paid for interest	$2,474	$2,944

Cash refunded (paid) for income taxes	$8,652	$(8,454)

SUPPLEMENTAL DISCLOSURE OF OTHER NONCASH INVESTING AND FINANCING ACTIVITIES:
Escrow deposit included in other assets for sale of Pearl Izumi	$4,365	—
Intangible assets received from Litigation Settlement	—	$18,300

Exhibit A

SUPPLEMENTAL DISCLOSURE*

Reconciliation of GAAP to Adjusted Pre-tax Loss from Continuing Operations Statement

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Supplemental Non-GAAP Disclosure*
Loss from continuing operations before income taxes (GAAP basis)	$(13,748)	$(24,262)	$(37,539)	$(23,020)
Litigation and license settlements	0	0	9,475	(18,300)
Tulsa closure	4,141	0	4,141	0
Inventory reserves	1,752	0	3,252	0
Write down loan fees	1,055	0	1,055	0
Loss on sale of Tyler facility	439	0	439	0
Bad debt reserves	543	4,800	1,143	4,800
Severance	0	2,312	4,347	2,312
Other	279	0	1,849	100

Loss from continuing operations before income taxes, as adjusted	$(5,539)	$(17,150)	$(11,838)	$(34,108)

EPS, as adjusted (non-GAAP basis)	$(0.18)	$(0.54)	$(0.38)	$(1.08)

This table reflects incremental expenses related to the Company’s turnaround and restructuring activities that the Company does not expect to incur on a recurring basis.

*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of loss from continuing operations before income taxes, as adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by including or excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.

Exhibit B

Segment Information

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)
	Sept. 30, 2008	Sept. 30, 2007	% Change	Sept. 30, 2008	Sept. 30, 2007	% Change
Direct	$38,672	$58,812	-34.2%	$(1,264)	$(1,002)	-26.1%
Retail	26,377	26,375	0.0%	4,199	(7,756)	154.1%
Commercial	28,365	29,744	-4.6%	(8,657)	(4,218)	-105.2%
Corporate	335	326	2.8%	(7,654)	(10,270)	25.5%

Total	$93,749	$115,257	-18.7%	$(13,376)	$(23,246)	42.5%

(1)

Operating loss in the third quarter of 2008 includes $8.2 million of pretax restructuring and other related charges. The $8.2 million consist of $0.3 million in the direct segment, $0.3 million in the retail segment, $5.5 million in the commercial segment, and $2.1 million in corporate. Operating loss in the third quarter of 2007 include $7.1 million of pretax restructuring and other related charges. The $7.1 million consists of $4.8 million in the retail segment and $2.3 million in corporate.

	Nine Months Ended
	Net Sales			Operating Earnings (Loss) (2)
	Sept. 30, 2008	Sept. 30, 2007	% Change	Sept. 30, 2008	Sept. 30, 2007	% Change
Direct	$149,615	$187,145	-20.1%	$4,585	$5,872	-21.9%
Retail	78,199	73,288	6.7%	6,627	(10,281)	164.5%
Commercial	88,805	92,675	-4.2%	(14,364)	(9,098)	-57.9%
Corporate	2,295	1,656	38.6%	(32,951)	(7,423)	-343.9%

Total	$318,914	$354,764	-10.1%	$(36,103)	$(20,930)	-72.5%

(2)

Operating loss in 2008 includes $25.7 million of pretax restructuring and other related charges. The $25.7 million consist of $1.5 million in the direct segment, $0.8 million in the retail segment, $7.1 million in the commercial segment, and $16.3 million in corporate. Operating loss in 2007 includes $(11.1) million of pretax restructuring and other related charges. The $(11.1) million consists of $(0.3) in the direct segment, $4.9 million in the retail segment, $0.7 million in the commercial segment and $(16.4) million in corporate.

Exhibit C

Comparison of expected timing of cost reductions at July 31, 2008 with projections at November 4, 2008

	Cumulative Quarterly Run Rate
	2008		2008		2009		2009		Annualized Run Rate
	Actual	Prev *	Rev **	Prev*	Rev**	Prev*	Rev**	Prev*
($ millions)	Q3	Q3	Q4	Q4	Q1	Q1	Q2	Q2	Rev**	Prev*
Savings
Cost of Sales (1)	(1.2)	(1.2)	(2.4)	(1.6)	(2.7)	(4.7)	(4.7)	(4.7)	(18.8)	(18.7)
SG&A(1)	(10.3)	(7.3)	(10.8)	(8.4)	(11.3)	(9.9)	(11.3)	(9.9)	(45.2)	(39.5)

Total	(11.5)	(8.5)	(13.2)	(10.0)	(14.0)	(14.6)	(16.0)	(14.6)	(64.0)	(58.2)

(1)	Reductions are in addition to the impact of lower revenues

*	Amount previously disclosed on page 11 of the Q2 Earnings Call Presentation

**	Revised expectation of cost reductions

Exhibit D

Comparison of restructuring and other related costs at July 31, 2008 with projections at November 4, 2008

	2008		2008		2009
($ millions)	Actual Q3	Prev* Q3	Rev** Q4	Prev* Q4	Rev** Q1	Prev* Q1	Rev** Total	Prev* Total
Restructuring & Other Items
Asset Write-Downs	4.3	0.7	0.6	3.5	0.0	0.0	4.9	4.2
Severance	0.5	0.4	0.6	0.6	0.4	0.4	1.5	1.4
Other	3.4	0.0	2.8	0.4	0.2	0.2	6.4	0.6

Total	8.2	1.1	4.0	4.5	0.6	0.6	12.8	6.2

	2008		2008		2009
($ millions)	Actual Q3	Prev* Q3	Rev** Q4	Prev* Q4	Rev** Q1	Prev* Q1	Rev** Total	Prev* Total
Cash	1.8	0.4	3.4	1.6	0.6	0.6	5.8	2.6
Non-cash	6.4	0.7	0.6	2.9	0.0	0.0	7.0	3.6

Total	8.2	1.1	4.0	4.5	0.6	0.6	12.8	6.2

*	Amount previously disclosed on pages 11 and 12 of the Q2 Earnings Call Presentation

**	Revised expectation of restructuring and other related costs to be incurred